Lifeline Therapeutics, Inc.

Stock Option Agreement
(For Employee Incentive Stock Option Grants)

This Stock Option Agreement (this “Agreement”) is dated as of the date of grant set forth below and is between Lifeline Therapeutics, Inc., a Colorado corporation (“Lifeline”), and the individual named as Grantee below (the “Grantee”).

Lifeline has established its 2007 Long-Term Incentive Plan (the “Plan”) to advance the interests of Lifeline and its shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Lifeline and any parent or subsidiary of Lifeline.

This Agreement evidences an option grant as follows:

Granted to:	[Employee’s name] [Shares]

Number of Shares:

Effective Date of Grant:	[Date] 10 years from the Effective Date of Grant

Expiration Date:

Exercise Price Per Share: Vesting Dates:	[Exercise Price]
1/6 of the shares shall vest on the
six-month anniversary of the Effective
Date of Grant. In addition, 1/36 of the
shares shall vest on each vesting date,
with the first vesting date being seven
months from the Effective Date of Grant
and a vesting date occurring monthly
thereafter until the third anniversary of
the Effective Date of Grant, when all
shares shall be vested. Vesting stops if
Grantee ceases to be employed by the
Company.

Pursuant to the provisions of the Plan, the Board of Directors of Lifeline (the “Board”) or a Committee designated by the Board (the “Committee”) has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Lifeline. The Board or the Committee has authorized the execution and delivery of this Agreement. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

Agreement

The parties agree as follows:

Section 1.  Grant of Stock Option; Term.  Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, Lifeline hereby grants to Grantee an option (the “Option”) to purchase the number of shares (the “Option Shares”) of Lifeline’s Series A common stock, par value $0.001 per share, set forth above, at the exercise price set forth above. Except as otherwise provided in this Agreement or the Plan or as otherwise determined by the Committee, the Option may not be exercised after the earlier of (i) the close of business on the expiration date set forth above and consummation of a Change of Control. If a Change of Control is consummated, in connection with the termination of the Option the Committee, in its sole discretion, may provide for the (i) payment of an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to Lifeline shareholders in connection with the Change of Control) equal to the excess, if any, of the Fair Market Value of the vested but unexercised Option Shares over the aggregate grant price of such Option Shares, and/or (ii) issuance of substitute Awards for the vested but unexercised portion of the Option.

Grantee hereby accepts the Option on such terms and conditions including, without limitation, the confidentiality provisions set forth in Section 8 of this Agreement. The Option is intended to be an Incentive Stock Option (as such term is defined in the Plan). Grantee shall, subject to the limitations of this Agreement and the Plan, have the right to exercise the Option by purchasing all or any part of the vested Option Shares then available for purchase under the vesting schedule set forth above (less any Option Shares previously purchased upon exercise of this Option).

Section 2.  Procedures for Exercise.  In order to exercise all or any part of the Option, Grantee shall deliver to Lifeline: (i) written notice of the number of vested Option Shares to be purchased, (ii) , payment of any required withholding pursuant to Section 10, and (iii) payment of the exercise price of such Option Shares in the form of cash or, if permitted by the Committee, (A) Qualified Common Shares (as defined below), (B) the surrender of another outstanding Award under the Plan, (C) if there is a public market for the Option Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Option Shares otherwise deliverable upon the exercise of the Option and deliver promptly to Lifeline an amount equal to the aggregate grant price payable for the Option Shares, or (D) or any combination thereof. The Option shall be deemed to have been exercised as of (i) the close of business on the date the required documents and required consideration are received by Lifeline, or (ii) if the exercise of the Option occurs in connection with a Change of Control, then immediately prior to the consummation of the Change of Control, provided the required documents and required consideration are received by Lifeline at or prior to the consummation of the Change of Control. For purposes of this Section 2, shares of Series A Common Stock shall be deemed to be Qualified Common Shares if they have been held by Grantee for six months or such other period as set from time to time by the Board or the Committee. If Grantee disposes of Option Shares acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such Option Shares to the Grantee, then Grantee shall notify Lifeline of such disposition and of the amount realized upon such disposition.

Section 3.  Termination of Employment, Retirement, Disability or Death.

(a) Vesting shall cease on the date Grantee ceases to be employed by the Company and shall be tolled during any period in which Grantee is on an approved leave of absence from employment with the Company. Following Grantee’s last day of employment with the Company, this Option shall only be exercisable for the number of Option Shares that are vested as of Grantee’s last day of employment with the Company (less any Option Shares previously acquired upon exercise of this Option).

(b) Except as provided in Section 3(c) or 3(d), following Grantee’s last day of employment with the Company, this Option may be exercised at any time and from time to time within the lesser of (i) the 30 day period commencing on the first day after Grantee’s last day of employment with the Company or (ii) the remaining term of the Option.

(c) If termination of employment occurs due to death or disability while Grantee is an employee of the Company, then this Option may be exercised at any time and from time to time within the lesser of (i) the one year period commencing on the first day after Grantee’s last day of employment with the Company or (ii) the remaining term of the Option.

(d) If termination of employment occurs due to retirement at or after normal retirement age, as prescribed from time to time by the Company’s retirement policy, or retirement under circumstances approved by the Committee (either before or after retirement), then this Option may be exercised at any time within the lesser of (i) the three month period commencing on the first day after Grantee’s last day of employment with the Company, or, if Grantee dies during the three month period commencing on the first day after Grantee’s last day of employment with the Company, then the one year period commencing on the first day after Grantee’s last day of employment with the Company, or (ii) the remaining term of the Option.

Section 4.  Issuance and Delivery of Option Shares; Rights as a Shareholder.  The stock certificate(s) representing Option Shares shall be issued to Grantee subject to satisfaction of the applicable tax withholding requirements set forth in Section 10. Lifeline shall not issue stock certificate(s) representing Option Shares if the administrator of the Plan or its authorized agent determines, in its sole discretion, that the issuance of such certificate(s) would violate the terms of the Plan, this Agreement or applicable law. Except as otherwise provided in the Plan, no person shall be, or have any of the rights or privileges of, a shareholder of Lifeline with respect to any of the Option Shares unless and until certificates representing such shares shall have been issued and delivered to such person.

Section 5.  Income Taxes.  Grantee acknowledges that any income for federal, state or local income tax purposes that Grantee is required to recognize on account of the grant, vesting and/or exercise of the Option shall be subject to withholding of tax by the Company. Grantee agrees that the Company may either withhold an appropriate amount from any compensation or any other payment of any kind then payable or that may become payable to Grantee or, require Grantee to make a cash payment to the Company equal to the amount of withholding required in the opinion of the Company. In the event Grantee does not make such payment when requested, the Company may refuse to issue or cause to be delivered any shares under this Agreement or any other incentive plan agreement entered into by Grantee and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made. Grantee agrees further to notify the Company promptly if Grantee files an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any Option Shares.

Section 6.  Employment.  Neither the Plan nor this Agreement shall be deemed to give Grantee any right to continue to be employed by the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate Grantee’s employment at any time.

Section 7.  Further Assistance. Grantee agrees to provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed.

Section 8.  Nondisclosure of Confidential Information.  Grantee acknowledges that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. Grantee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Grantee acknowledges that by reason of Grantee’s duties to and association with the Company, Grantee has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company. Grantee hereby agrees that Grantee will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities. Grantee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Grantee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Grantee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Grantee’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Grantee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Grantee agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Section 9.  Securities Laws.  Grantee acknowledges that applicable securities laws may restrict the right and govern the manner in which Grantee may dispose of the Option Shares obtained upon exercise of the Option and Grantee agrees not to offer, sell or otherwise dispose of any such shares in a manner that would violate the Securities Act of 1933, as amended, or any other federal or state law.

Section 10.  Prohibition on Transfer or Assignment.  Except as provided in the Plan, neither this Agreement nor the Option may be transferred or assigned, other than an assignment by will or by laws of descent and distribution, and this Option shall be exercisable during the Grantee’s lifetime only by Grantee or by such permitted assignee.

Section 11.  Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the exercise or termination of the Option.

Section 12.  Agreement to Abide by Plan; Conflict between Plan and Agreement.  The Plan is hereby incorporated by reference into this Agreement and made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations of the administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the cause of any termination of Grantee’s employment with the Company). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.

Section 13.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 14.  Choice of Law.  To the extent not superseded by federal law, the laws of the state of Colorado shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State or Federal Courts located in Denver, Colorado.

Section 15.  Notice.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 16.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date of grant set forth above.

LIFELINE THERAPEUTICS, INC.
By:
Name:
Title: Address: 6400 South Fiddlers Green Circle Suite 1970 Englewood, CO 80111 Attn.: Stock Option Administration	GRANTEE [Employee’s name] Address: Social Security No.